Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1 of IMMRSIV Holdings, Inc. to be filed on or about December 29, 2022, of our report dated July 15, 2022, with respect to our audit of the financial statements of LDR Pte., Ltd and its Subsidiary. as of December 31, 2021 and 2020 and for each of the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paris Kreit & Chiu LLP
Los Angeles, California

December 29, 2022